United States
                        Security and Exchange Commission
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        Under the Securities Act of 1934
                             (Amendment No.______ )*

                               JOHNSTON INDUSTRIES
                               -------------------
                                (Name of Issuer)

                                  COMMON STOCK
                          ---------------------------
                         (Title of Class of Securities)

                                    479368102
                                  ------------
                                 (CUSIP Number)

CUSIP No.  479368102          SCHEDULE 13G               PAGE 2 OF 4 PAGES
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1  NAME OF REPORTING PERSONS/IRS IDENTIFICATION NO. OF ABOVE PERSONS

         DePrince, Race & Zollo, Inc.
         59-3299598

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (SEE INSTRUCTIONS)
                                                              (a) [X]
                                                              (b) [ ]
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Incorporated in the State of Florida

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                  5     SOLE VOTING POWER
NUMBER OF                  670,300
SHARES                  ------------------
BENEFICIALLY
OWNED BY          6     SHARED VOTING POWER
EACH                       NONE
REPORTING               -------------------
PERSON
WITH              7     SOLE DISPOSITIVE POWER
                           670,300
                        ----------------------

                  8     SHARED DISPOSITIVE POWER
                           NONE
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         $2,932,562
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          (SEE INSTRUCTIONS)

        [  ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.2%
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12   TYPE OF REPORTING PERSON*

         IA
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

ITEM 1.

     (a) Johnston Industries

     (b) 105 Thirteenth Street
         Columbus, Ohio 31901

ITEM 2.

     (a) DePrince, Race & Zollo, Inc.

     (b) 201 S. Orange Ave, Suite 850
         Orlando, FL 32801

     (c) USA

     (d) common stock

     (e) 479368102

ITEM 3.

     (e) X

ITEM 4. OWNERSHIP

     (a) $2,932,562

     (b) 6.2%

     (c) (i) 670,300 shares
         (iii) 670,300 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     N/A

                                PAGE 3 OF 4 PAGES

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          2/10/98
                                          -------------
                                                   Date

                                          /s/ VICTOR A. ZOLLO, JR.
                                          ------------------------
                                                   Signature

                                          VICTOR A. ZOLLO, JR./PARTNER
                                          ------------------------
                                                   Name/Title


                               PAGE 4 OF 4 PAGES